UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2015

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Issuer Direct Corporation
(Exact name of registrant as specified in its charter)

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Delaware	1-10185	26-1331503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Perimeter Park, Suite D, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 481-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 19, 2015 (the “Effective Date”), Issuer Direct Corporation (the “Company”) entered into an Executive Employment Agreement (the “Knerr Agreement”) with Steven Knerr to serve as the Company’s Chief Financial Officer and Principal Financial Officer. Mr. Knerr has served as the Company’s Controller since August 22, 2013 and as its interim Chief Financial Officer and interim Principal Financial Officer since May 8, 2015.  The Knerr Agreement will continue until terminated pursuant to its terms as described below.

Under the Knerr Agreement, Mr. Knerr is entitled to an annual base salary of $151,000. The base salary will be reviewed annually by the Company’s Board for increase as part of its annual compensation review. Mr. Knerr is also eligible to receive an annual bonus of 35% of his annual base salary upon the achievement of reasonable target objectives and performance goals, to be determined by the Board in consultation with Mr. Knerr on or before the end of the first quarter of the fiscal year to which the bonus relates. In addition, Mr. Knerr is eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion.

Also, Mr. Knerr was granted an incentive stock option to purchase 10,000 shares of the Company’s common stock at an exercise price of $6.80 (the “Stock Option”) pursuant to the Incentive Stock Option Grant and Agreement dated as of the Effective Date (the “ISO Agreement”).  The Stock Option shall vest over a four-year period, at a rate of 25% of the total Stock Option on the first anniversary of the Effective Date and the remaining 75% vesting ratably at the end of each calendar quarter for the subsequent three years after the first anniversary of the Effective Date, provided Mr. Knerr is employed on all such dates by the Company or one of its affiliates.  In the event of a Corporate Transaction (as defined in the Company’s 2014 Equity Incentive Plan), any unvested portion of the Stock Option shall be immediately vested.

Pursuant to the Knerr Agreement, if Mr. Knerr’s employment is terminated upon his disability, by Mr. Knerr for good reason (as such term is defined in Knerr Agreement), or by us without cause (as such term is defined in Knerr Agreement), Mr. Knerr will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary, accrued personal time and business expenses): (i) to the then base salary for a period of six months (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) substantially similar coverage under the Company’s then-current medical, health and vision insurance coverage for a period of six months.  Additionally, if Mr. Knerr’s employment is terminated for disability, the vesting of any option grants will continue to vest pursuant to the schedule and terms previously established during the six month severance period.  Subsequent to the six month severance period the vesting of any option grants will immediately cease.  If Mr. Knerr’s employment is terminated without cause, vesting of any option grants will immediately cease upon termination except as described below relating to a corporate transaction.

If the Company terminates Mr. Knerr’s employment for cause or employment terminates as a result of Mr. Knerr’s resignation or death, Mr. Knerr will only be entitled to unpaid amounts owed to him and the vesting of any option grants will immediately cease.

Mr. Knerr has no specific right to terminate the employment agreement or right to any severance payments or other benefits solely as a result of a Corporate Transaction (as defined in the Company’s 2014 Equity Incentive Plan).  The Knerr Agreement also contains certain noncompetition, no solicitation, confidentiality, and assignment of inventions requirements for Mr. Knerr.

Additionally, on the Effective Date, the Company and Mr. Knerr entered into an Indemnification Agreement (“the Indemnification Agreement”) whereby the Company agreed to indemnify Mr. Knerr in certain instances relating to his performance as the Company’s Chief Financial Officer and Principal Financial Officer.

The foregoing summary of certain terms of the Knerr Agreement, the ISO Agreement and the Indemnification Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of Knerr Agreement, the ISO Agreement and the Indemnification Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are hereby incorporated into this Current Report on Form 8-K by reference.

A copy of the press release announcing the Knerr Agreement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements for Existing Officers and Director

All information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by referenced.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement dated November 19, 2015 between Issuer Direct Corporation and Steven Knerr.

10.2	Incentive Stock Option Grant and Agreement dated November 19, 2015 between Issuer Direct Corporation and Steven Knerr.

10.3	Indemnification Agreement dated November 19, 2015 between Issuer Direct Corporation and Steven Knerr.

99.1	Press release dated November 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Issuer Direct Corporation

By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie
Chief Executive Officer

Date:  November 19, 2015